Exhibit 99.1
Inverness Medical Innovations to Acquire Alere Medical
WALTHAM, Mass., October 24, 2007, Inverness Medical Innovations (AMEX: IMA) today announced that it has entered into an agreement to acquire Alere Medical, Inc., a leading provider of health and care management services helping patients with chronic illnesses manage their conditions through a unique combination of at-home monitoring, patient education, and nurse-patient relationships. The purchase price is $302 million, comprising approximately $125 million in cash and $177 million in Inverness common stock. Alere’s 2007 revenues are expected to approximate $77 million.
Commenting on the transaction, Ron Zwanziger, CEO of Inverness, said “The acquisition of Alere Medical is an exciting opportunity to enter the disease management industry, a move which fits naturally with our goal of enabling individuals to take charge of their health. Alere’s expertise in patient monitoring and particularly in home chronic heart failure management complements our cardiac diagnostic technologies being developed at Biosite in San Diego and at Stirling Medical in Scotland. In addition, Alere brings with it exceptional management, a solid business platform, and strong revenues and profitability and is consistent well with our overall acquisition strategy.”
Ron Geraty, CEO of Alere, said “We are thrilled to become a part of Inverness. We believe that combining our efforts with those of Inverness will ensure our continued growth within the care management industry. Acceptance of disease management within the medical community continues to accelerate and this transaction will solidify Alere’s efforts to provide better services to its physician participants and hasten the movement towards an ‘Advanced Medical Home’. We believe Inverness’ entry into the care management sector will help Alere to improve the position and viability of care management as a solution to healthcare’s challenges.”
The transaction is expected to close prior to the end of the calendar year, subject to satisfaction of regulatory and other customary closing conditions.
About Inverness
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life. A global leader in rapid point-of-care diagnostics, Inverness’ products, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts. For additional information on Inverness Medical Innovations, please visit www.invernessmedical.com.
About Alere
Alere Medical, Inc., headquartered in Reno, Nevada, is a leader in specialized health management services focusing on a patient-centric, programmatic approach to comprehensive personal health support. Alere’s integrated care monitoring system identifies and monitors all medium- and high-risk patients, and prioritizes those patients to facilitate efficient workflow. With published outcomes that exceed those of any competitor, Alere Medical’s health management programs improve clinical outcomes for patients and maximize savings for clients. Alere Medical has received NCQA Patient and Practitioner Full Accreditation of its disease management programs for heart failure, coronary artery disease, diabetes, asthma and COPD. For more information, visit www.alere.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding potential synergies and benefits of the proposed business combination. These statements reflect the parties’ current views with respect to future events and are based on their respective management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions; Inverness’ ability to integrate this and other acquisitions and to recognize expected benefits; Inverness’ ability to continue to successfully develop and manufacture diagnostic testing products and to commercialize products; and the risks and uncertainties described in Inverness’ annual report on Form 10-K, as amended, for the year ended December 31, 2006, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission. Inverness undertakes no obligation to update any forward-looking statements contained herein.